The Joint Annual Meeting of Shareholders of the Common Shares of Macquarie/First Trust Global Infrastructure/Utilities Dividend & Income Fund, First Trust Energy Income and Growth Fund, First Trust Enhanced Equity Income Fund, First Trust/Aberdeen Global Opportunity Income Fund, First Trust Mortgage Income Fund, First Trust Strategic High Income Fund II, First Trust/Aberdeen Emerging Opportunity Fund, First Trust Specialty Finance and Financial Opportunities Fund, First Trust Dividend and Income Fund, First Trust High Income Long/Short Fund, First Trust Energy Infrastructure Fund, First Trust MLP and Energy Income Fund, First Trust Intermediate Duration Preferred & Income Fund and First Trust New Opportunities MLP & Energy Fund was held on April 20, 2015 (the "Annual Meeting"). At the Annual Meeting, Richard E. Erickson and Thomas R. Kadlec were elected by the Common Shareholders of the First Trust New Opportunities MLP & Energy Fund as Class II Trustees for a three-year term expiring at the Fund's annual meeting of shareholders in 2018. The number of votes cast in favor of Mr. Erickson was 21,769,473, the number of votes against was 218,433 and the number of broker non-votes was 1,767,330. The number of votes cast in favor of Mr. Kadlec was 21,773,448, the number of votes against was 214,458 and the number of broker non-votes was 1,767,330. James A. Bowen , Robert F. Keith and Niel B. Nielson are the other current and continuing Trustees.